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EX-2.1

                                   Exhibit 2.1
                              Form of Tender Offer

                                  TENDER OFFER

                                       OF

                         NESS ENERGY INTERNATIONAL, INC.

                              TO ACQUIRE FOR UNITS
                                  THE STOCK OF
                        HESED ENERGY INTERNATIONAL, INC,
                                 $2.00 per Unit

   To the Holders of Common Stock of Hesed Energy International, Inc., ("Hesed"), Ness Energy International, Inc. ("Ness"), a Washington Corporation (the "offeror"), offers to purchase all of the outstanding shares of the common stock, no par value (the "common stock") of Hesed, a Texas corporation (the "company"), by delivery of one unit, consisting of two shares of common stock and one warrant to purchase an additional share for $2.50, for each $2.00 in share value of Hesed common stock, upon the terms and conditions set forth and in the related letter of tender. This number of shares constitutes 100 percent of the total reported number of shares of common stock of the company (excluding treasury shares) outstanding at __________[year]. The offeror does not presently own any shares of common stock.

         Important: Shareholders desiring to accept this offer should either (I) complete and sign the letter of tender in the place required, have the signature guaranteed and forward the letter of tender with their stock certificates and any other necessary documents to the depositary or (2) request their bank or broker to effect the transaction for them. Owners of common stock of the company having shares registered in the name of a bank or trust company must contact the bank or trust company if they desire to tender their shares.

1. Number of Shares. The offeror will purchase all shares of common stock tendered prior to 5:00 p.m. New York Time on September 1, 2000, (the "expiration date").

2.Exchange of Units: Exchange of units for all shares of common stock duly tendered and purchased pursuant to this offer will be made as promptly as practicable after good delivery of shares purchased. If this offer is extended, payment for shares duly tendered and purchased pursuant to this offer for which certificates are deposited with the depositary during any extension will be made by the depositary as promptly as practicable after good delivery of shares purchased. Certificates for any shares not purchased will be returned without expense to the tendering stockholder as promptly as practicable. Subject to instruction 2 of the letter of tender, the offeror will pay all transfer taxes, if any, payable on he transfer of tendered shares by virtue of the purchase of the shares by the offeror. All charges and expenses of the depositary will also be paid by the offeror.

3. Right To Withdraw Tenders at Certain Times: Except as stated in this paragraph, tenders are irrevocable. Stockholders who tender their shares pursuant to this offer may withdraw the shares tendered until 5:00 p.m., New York Time, on Monday, August 28, 2000.

To be effective, notice of withdrawal must be timely received by the depositary and must specified the name of the person who deposited the shares to be withdrawn, the number of shares to be withdrawn and the names of stockholders and serial numbers shown on particular stock certificates evidencing shares to be withdrawn.

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4. Certain Information Concerning the Company: The principal market for the company's common stock is the NASDAQ Bulletin Board. The reported high and low sales prices of the common stock on ASDAQ Bulletin Board for the periods indicated are as follows:


                              NASDAQ BULLETIN BOARD

                                                            High                        Low
               1997 [year]...      _______ _______
               1998 [year] ...                             _______                     _______
               1999 [year] ...                             _______                     _______
               2000 [year] January ...                     _______                     _______


The company is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission (the "commission") and the NASDAQ Bulletin Board relating to its business, financial statements and other matters. Information, as of particular dates, concerning the company's directors and officers, their remuneration and options granted to them, the principal holders of the company's securities and any material interest of these persons in transactions with the company is required to be disclosed in proxy statements distributed to the company's stockholders and filed with the commission. These reports, proxy statements and other information maybe inspected at the principal office of the commission, 500 North Capitol Street, N.W., Washington D.C. 20549, and copies may be obtained upon payment of the commission's customary charges.

5. Tender of Shares: Except as provided, to tender shares of common stock, certificates for shares, together with a properly executed letter of tender and any other required documents (with signatures guaranteed as required by the instructions on the letter of tender), should he transmitted to and received by the depositary at or prior to 5:00 p.m., New York Time, on September 11, 2000 or, if this offer is extended as provided, at or prior to the time specified in the extension (the date and time at which this offer, as it may be extended from time to time, expires being called the "expiration").

Tenders maybe made without the concurrent deposit of share certificates if prior to the expiration either (a) the depositary has received a properly executed letter of tender with the guarantee of a commercial bank or trust company located in the United States or a member firm of a registered national securities exchange, or of a member firm of the National Association of Securities Dealers, Inc. that deivety of the share certificates referred to in the letter of tender and any other required documents will be made to the depositary within eight business days after the expiration; or (b) a properly executed letter of tender has been deposited with a commercial bank or trust company located in the United States, a member firm of a registered national securities exchange or a member firm of the National Association of Securities Dealers, Inc., and the bank, trust company or member firm shall have delivered to the depositary a letter or telegram (subsequently confirmed by letter) which
(i) gives the name of the tendering stockholder, the number of shares tendered and the serial numbers, if available, of the certificates representing the tendered shares and (ii) guarantees that delivery of the letter of tender, certificates and any other required documents will be made to the depositary Within eight business days after the expiration. A tender made pursuant to the provisions of this paragraph shall be deemed made at the time the letter of tender with confirmation and guarantee, or letter or telegram (as the case may be). is properly received by the depositary, provided, that the letter of tender, share certificates and other required documents are subsequently delivered in accordance with these provisions.

The delivery of the letter of tender and the acceptance of this offer will constitute an agreement between the tendering stockholder and the offeror, in accordance with the terms of this offer and the letter of tender, only when the duly signed letter of tender, or a telegram or letter (as provided above) from a member of a national securities exchange or of the National Association of Securities Dealers, Inc.. or a commercial bank or trust company located in the United States, is received by the depositary.

By executing the letter of tender, each tendering stockholder will be irrevocably appointing designees of the offeror as proxies, effective when, and only to the extent that, the offeror purchases the shares of common stock tendered by the stockholder. The designee or designees may vote the shares of common stock as they

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in their discretion deem proper at any annual, special or adjourned meeting of the company stockholders.

If the company issues or authorizes the issuance of additional shares of any class of capital stock, or issues or authorizes the issuance of other securities in respect of, in lieu of, or in substitution for the presently outstanding shares of common stock, whether by reason of reclassification, reorganization, conversion, exchange, split-up, combination, adjustment or otherwise (except as described in the immediately preceding paragraph). the record date for which occurs after the date below and prior to the transfer to the offeror's name of the shares of common stock purchased under this offer, the offeror shall have the right to adjust appropriately the purchase price, and the amount and kind of shares of common stock or other securities to be purchased and the fees payable. Each such adjustment shall he conclusive with respect to all tendered shares of common stock.

6. Certain Conditions of the Offer: The offeror shall not be required to purchase or pay for any shares of common stock properly tendered and may withdraw this offer, if before the time of payment, in the judgment of the offeror's management.

(a) there is instituted or threatened any action or proceeding by or before any court, administrative agency. Governmental authority or other person which seeks to question, set aside or enjoin the consummation of the transactions described in or contemplated by this offer, or the results of which may have a material adverse effect on the business and operations, prospects or condition (financial or otherwise) of the company or offeror or any of their respective subsidiaries or affiliates; or

(b) there has been (i) any suspension of, or limitation on prices for, trading in securities on the NASDAQ Bulletin Board or in the shares of common stock,
(ii) the declaration of a banking moratorium by federal or New York State authorities, or (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or, in the case of any of the above existing at the rime of the commencement of this offer, a material acceleration or worsening; or

(c) the company has (i) issued or authorized or proposed the issuance of additional shares of capital stock of any class, or securities convertible into any shares, other than shares of common stock issued upon exercise of presently outstanding stock options or upon conversion of presently outstanding convertible securities, or (ii) issued or authorized or proposed the issuance of, any other securities in respect of, in lieu of, or in substitution for, its now outstanding shares of common stock, or (iii) authorized or proposed any merger, consolidation, acquisition of assets., disposition of assets, or material change in its capitalization, or other comparable event not in the ordinary course of business; or

(d) there has occurred or been threatened a material change to the business, options. Financial condition or capitalization of the company and its subsidiaries; which in the opinion of offeror's management makes it inadvisable to proceed with the purchase and payment for shares tendered pursuant to this offer.
                                                             I
7. Solicitation and Other Fees: The offeror will pay to ______________ ,Inc., Order Placement Agent or to any commercial bank or trust company whose name appears in the appropriate space in the letter of tender, a fee of $0.02 for each $2.00 of share value exchanged. Dealers will also be reimbursed by the offeror for customary mailing and handling expenses incurred by them.

In addition, the offeror has agreed to indemnify and hold harmless the Order Placement Agent against certain liabilities and expenses in connection with this offer. _____________ has been retained by the offeror to solicit acceptances of this offer and will receive reasonable and customary compensation for these services. The depositary will receive reasonable and customary compensation for its services and will be reimbursed for certain out of pocket costs in connection with this offer.

8. Extension and Termination of Tender Period: The offeror reserves the right to extend the time within which shares of common stock may be tendered, at any nine or from time to time, by notice of such extension to the depositary. The offeror reserves the right, at its option, to terminate this offer at any time and not to purchase any shares of common stock of the company tendered upon the occurrence of any of the

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conditions specified in section 7, by giving notice to the depositary.

9. Certain Information Concerning the Offeror: Since its or organization, the offeror has been principally engaged in the production of oil and gas. The offeror's place of business is located at 4201 I-20 East Service Road, Willow Park, Texas, 76087.

The offeror is a publicly owned corporation and originally called Kit Karson Corporation, the common stock of which commenced trading in the over-the-counter market in March of 1979. The registration statements, including the prospectuses, with respect to each of these offerings are filed with the commission at its principal office at 500 North Capitol Street, NW.. Washington, D.C. 20549, and copies thereof may he obtained upon payment of the commission's customary charges. At December 31, 1999, there were ___________shares of the offeror's common stock outstanding.

The offeror is subject to the informational filing requirements of the Securities Exchange Act of 1934, and files reports and other information with the commission relating to its business, financial statements and other matters. These reports and other information may be requested at the principal office of the commission, 500 North Capitol Street. NW,. Washington, D.C. 20549, and copies may be obtained upon payment of the commission's customary charges.

The Director and Officers of the company are:



                  NAME                               POSITION
                  Harold "Hayseed" Stephens          President, CEO & Director
                  Mary Gene Stephens                 Secretary & treasurer
                  Mark Bassham                       Director
                  Richard Nash                       Director
                  Bob Lee                            Chief Financial Officer


Hayseed Stephens, chairman of the board and president of the offeror, owns 27,235,780 shares of the offeror am is a control person of the offeror (as that term is defined under the Sec ties Exchange Act of 1934). Mr. Stephens will own 36,507,780 after this tender offer. Except as set forth below in this paragraph, none of the offeror, its subsidiaries or, to the best of the offeror's knowledge, any officer, director, associate or affiliated person of e offeror or its subsidiaries, owns shares of the company's common stock, had any transactions in any `the company' s securities during the past days, has any right to acquire, directly or indirectly, any of the company's securities or has any contract, arrangement or understanding (other than the bank loan described in section 11 and the solicitation arrangements described in section 8) with any person regarding any of the company's securities. According to the latest available reports filed with the commission, ___________, a director of offeror, is the president and a director of the company and owns _________ shares of the company's common stock, nine shares of the company's Series A preferred stock and, according to the company's most recent proxy statement, has options to acquire ________ shares of the company's common stock.

__________ owns, in a margin account, __________ shares, and __________, owns
__________ shares, of common stock acquired on February 21 and 22, ________ [year], and ________, owns $________ principal amount of the company's ____ percent convertible subordinated debentures.

In the summer of _______[year], the offeror requested __________`to ascertain whether the management of the company would be interested in discussing a possible combination of the businesses of the offeror and the company. The company promptly advised the offeror that it had no interest in entering into any discussions.

10. Source of Funds: Funds required by the offeror to purchase an aggregate of_________ shares pursuant to the offer are estimated to be approximately S_____, excluding fees, commissions amid expenses. The offeror has borrowed $_______ to purchase shares pursuant to this offer from the _________ National Bank of________(the "hank"). The bank has made an unsecured loan of $_________ to the offeror for a two year term. The interest rate is the bank's corporate base rate, from time to time, plus an increment not exceeding

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________ percent, varying with the amount of the offeror's average compensating balances. Additional funds, if needed, will be provided from the offeror's general funds.

11. The Purpose of This Offer: The offeror intends to acquire a substantial investment position in the securities of the company. The offeror expects to become the largest shareholder of the company as a result of this offer.

While the offeror does not expect to achieve control of the company as a result of this offer, it does mint intend merely to be a passive investor in the company. The offeror intends to seek to obtain appropriate representation on the company's board of directors if this offer is successful, and, through such representation, to participate with the other directors in the formulation of corporate policy and business strategy.

While the offeror has no present intention to do so, the offeror reserves the right after the conclusion of this offer to dispose of shares acquired pursuant to this offer or to acquire additional shares of common stock of the company, through purchases in the open market, privately negotiated transactions and/or one or more additional tender offers, at prices which may be higher or lower than the price set forth in this offer. The result of such purchases or additional tender offers may place the offeror in control of the company. The offeror also reserves the right to seek to acquire control in the future by merger, stock for stock or stock for assets acquisition, additional tender offers or other methods. The offeror also reserves the right to seek to liquidate the company, to sell any of its assets or businesses or to make any other major change in the business or corporate structure.

12. Tax Consequences. Sales of shares of common stock pursuant to this offer may be taxable transactions and stockholders are urged to consult their tax advisers to determine the tax consequences to them of tendering hereunder.

13. Securities Law Filings. In accordance with the Securities Exchange Act of 1934, the offeror has filed with the commission a Form SB-2 Registration Statement furnishing certain additional information with respect to this offer which may be inspected at the principal office of the commission and copies of which may he obtained from the commission upon payment of its customary charges.


    14. Eligible Stockholders: Representations. This offer is not being made to, nor will the offeror accept tenders from, the company's stockholders in any jurisdiction in which the making of this offer or its acceptance would not be in compliance with the securities or blue sky laws of the jurisdiction.

    15. Rights Reserved to Offeror: The offeror shall have the absolute right to reject any and all tenders which are not timely or in the proper form and shall also be entitled to waive any condition of this offer (including the instructions in the letter of tender) or any defect in any tender. Neither the offeror, the depositary nor any dealer be under any duty to give notification to a company stockholder of defects in any tender nor shall any of them incur any liability to the stockholder for failure to give notification. All questions as to the validity form, time of receipt, eligibility or acceptance of any tender will be conclusively determined by the offeror and its determination will be final.

    17. Miscellaneous: No dealer or other person has been authorized to give any information or make any representation on behalf of the offeror other than as contained in this offer amid in the letter of tender and, if given or made, this information or representation must mint be relied upon as having been authorized.

    Questions or requests for assistance or for additional copies and of the letter of tender may be directed to the offeror. Properly executed facsimile copies of the letter of tender will be accepted.

    The letter of tender and certificates for your shares should be sent by you, your bank or trust company to the depositary named below.

    _________________                  Ness Energy International, Inc.
         Date
                                       -------------------------------------
                                            Hayseed Stephens, President